Exhibit 99.1
EDITORIAL CONTACT:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Agilent Technologies Calls for Partial Redemption of Outstanding 6.5 Percent Senior Notes Due November 2017

SANTA CLARA, Calif., Sept. 19, 2014 - Agilent Technologies Inc. (NYSE: A) today announced it will redeem $500 million of $600 million outstanding 6.50 percent senior notes due November 2017 on Oct. 20, 2014, the redemption date. This decision is consistent with Agilent’s intention to resize its debt portfolio in connection with the expected spinoff of Keysight Technologies.

The redemption price is equal to the sum of the principal amount of the notes outstanding a make-whole premium that will be calculated three business days prior to the redemption date in accordance with the related indenture-and accrued and unpaid interest on the notes up to but not including the redemption date.

This is not an offer to sell or a solicitation of an offer to buy any securities.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a leader in chemical analysis, life sciences, diagnostics, electronics and communications. The company’s 20,600 employees serve customers in more than 100 countries. Agilent had revenues of $6.8 billion in fiscal 2013. Information about Agilent is available at www.agilent.com.

In September 2013, Agilent announced plans to separate into two publicly traded companies through a tax-free spinoff of its electronic measurement business. On Aug. 1, 2014, the company’s electronic measurement business began operating as Keysight Technologies, Inc., a wholly owned subsidiary. The separation is expected to be completed in early November 2014.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding the company’s expected redemption of senior notes, debt portfolio and the separation of Agilent and Keysight. These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the strength of our customers’ businesses; unforeseen changes in the demand for current and new products, technologies, and services; customer purchasing decisions and timing, and the risk that we are not able to realize the savings expected from integration and restructuring activities.

In addition, other risks that Agilent faces include those detailed in Agilent’s filings with the Securities and Exchange Commission, including our latest Form 10-K and Form 10-Q. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

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NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.

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